Exhibit H

                      REDEMPTION AGREEMENT

     This Redemption Agreement, dated as of September 3, 2003
(this "Agreement"), is by and among William O. Hunt ("Hunt" or the "Seller") and Internet America, Inc., a Texas corporation
(the "Purchaser" or the "Company").

     WHEREAS, Hunt and the Company, are parties to that certain Letter of Credit Security Commitment Agreement, dated as of September 18, 2001, as amended pursuant to that certain amendment thereto dated April 23, 2003 (the "Letter of Credit Agreement"), pursuant to which, among other things, and in accordance with
Section 2.3 thereof, Hunt and his assigns may elect to purchase 9,428,571 shares of Common Stock (the "Option Shares") from the Company at a purchase price of $0.35 per share (the "Option"); and

     WHEREAS, Hunt desires to transfer and assign to Purchaser the Option, and Purchaser desires to acquire and redeem the Option and such other rights on the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

     1.1 DEFINED TERMS. The following terms, as used herein, shall have the following meanings:

     "Affiliate" means, as to a Person, any other Person controlling, controlled by, or under common control with such first Person. As used in this definition, the term "control" means the power, directly or indirectly, to vote more than ten percent (10%) of the outstanding voting equity of an entity, or the right, directly or indirectly, to designate a majority of the directors of a Person (in the case of a corporation) or the Persons exercising similar functions (in the case of an unincorporated Person). All officers and directors of a Person shall be Affiliates of such Person.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which federally chartered commercial banks in Dallas, Texas, are authorized by law to close.

     "Claims" means all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees and costs of investigation asserted against or incurred by Purchaser.

     "Common Stock" means the Company's Common Stock.



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     "Company" has the meaning set forth in the recitals of this
Agreement.

     "Contractual Rights" means all of the rights of the Holder (as defined in the Letter of Credit Agreement) that are set forth in Section 2.3, Article VI, Article IX, Article XI, Article XII and Article XIII of the Letter of Credit Agreement, as well as all of the rights of the Holder set forth in or otherwise evidenced by the Registration Rights Agreement, the Security Agreement and the Financing Statements.

     "Hunt" has the meaning set forth in the first paragraph of this Agreement.

     "Law" or "Laws" means any and all applicable statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees, and rules of any foreign, federal, state, or local government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court or quasi-governmental authority, including, without limitation, those covering environmental, tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust, and wage and hour matters, and in each case as amended and in effect from time to time.

     "Letter of Credit Agreement" has the meaning set forth in the recitals of this Agreement.

     "Lien" means any lien, pledge, claim, charge, security interest, mortgage, or encumbrance of any nature whatsoever.

     "Option" has the meaning set forth in the recitals of this Agreement.

     "Person" means a corporation, an association, a partnership, a limited liability company, an organization, a business, any other entity, an individual, a government or political subdivision thereof, or a government agency.

     "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

     "Purchaser's Representatives" means Purchaser and its respective officers, directors, employees, agents, attorneys and Affiliates.

     "Schedule" means a schedule accompanying this Agreement.
The Schedules shall correspond to the numbered sections of this Agreement to which each Schedule relates. An item disclosed in a particular Schedule shall be deemed disclosed under the Schedule to which it is contained only.

     "SEC" means the Securities and Exchange Commission.

     "Security Agreement" means that certain Security Agreement, dated as of September 18, 2001, by and among the Company and Hunt.

     "Seller" has the meaning set forth in the first paragraph of this Agreement.

     "Transactions" means the transactions contemplated by this Agreement.


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     1.2  INTERPRETATION.   For all purposes of this Agreement, except
as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

          (b) all references to "Articles" and "Sections" shall be to Articles and Sections of this Agreement unless otherwise clearly indicated otherwise; and

          (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                           ARTICLE II
                        THE TRANSACTIONS

     2.1 DESCRIPTION OF THE TRANSACTIONS. Concurrently with the execution and delivery of this Agreement and subject to the terms and conditions hereof:

          (a) Hunt hereby sells, transfers and assigns to Purchaser the Contractual Rights, free and clear of all Liens.

          (b) Purchaser shall pay Hunt by wire transfer the sum of $150,000.

          (c) The Company shall dismiss with prejudice the lawsuit against Hunt filed August 29, 2003, in the 44th Judicial District Court, Dallas County, Texas, by submitting to such court a Notice of Nonsuit with Prejudice and proposed Order for Dismissal with Prejudice in substantially the forms set forth as Exhibits A and B hereto, respectively. The Company and Hunt shall further execute mutual releases in the form as set forth as Exhibit C hereto.

     2.2 FURTHER ASSURANCES. The parties shall, concurrently herewith and from time to time hereafter at the request of another party and without further consideration, execute and deliver or cause to be executed and delivered to the other party such further instruments of transfer, assignment and conveyance, and shall take or cause to be taken such other action as reasonably requested, as may be necessary to effectively transfer to Purchaser the Contractual Rights, and to implement and carry into effect the Transactions.

                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     3.1 POWER; AUTHORIZATION. Seller has all requisite power and authority to execute and deliver this Agreement, to perform fully his obligations hereunder, and to consummate the Transactions.
The execution and delivery by Seller of this Agreement, and the consummation of the Transactions, have been duly authorized by all requisite action of Seller. Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights and by general principles of equity.


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     3.2  NO CONFLICTS.  The execution, delivery and performance by
Seller of this Agreement, and the consummation of the Transactions, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (a) any Law applicable to a Seller or any of its respective properties or assets, or (b) any contract, agreement or other instrument applicable to a Seller or any of its respective properties or assets, including without limitation the Contractual Rights.

     3.3 LITIGATION. Other than the lawsuit filed on August 29, 2003 by the Company, there is no action, claim, suit or proceeding pending, or to any Seller's knowledge threatened, by or against or affecting Seller in connection with or relating to the Transactions or any action taken or to be taken in connection herewith or the consummation of the Transactions.

     3.4 BROKERS. All negotiations relating to this Agreement, and the Transactions, have been carried on without the participation of any Person acting on behalf of Seller or his Affiliates in such manner as to give rise to any valid claim against Purchaser for any brokerage or finder's commission, fee or similar compensation upon consummation of the Transactions.

     3.5 OWNERSHIP, VALID ISSUANCE, TRANSFERABILITY AND ENFORCEABILITY; CAPITALIZATION. Hunt is the sole valid holder of any and all rights and interest as the "Holder" under the Letter of Credit Agreement and the Registration Rights Agreement (as such term is defined in each of such agreements), including, without limitation, the holder of the sole right to exercise the Option and to exercise the rights of a "Holder" under the Registration Rights Agreement, and such rights and interest were granted to Hunt in compliance with all applicable Laws and Hunt's right to exercise the Option is fully enforceable by Hunt as against the Company. Hunt's rights and interest as the "Holder" under the Letter of Credit Agreement, include, without limitation, the right to exercise the Option.

                           ARTICLE IV
                         INDEMNIFICATION

     4.1 INDEMNIFICATION BY SELLER. Seller shall defend, indemnify, and hold Purchaser and the Purchaser's Representatives harmless from, against and in respect of any and all Claims, which arise or result from or relate to:

          (a) the untruth, breach, or failure of any representation or warranty made by Sellers under or contained in this Agreement or in any other document executed and delivered in connection with this Agreement; or

          (b) the breach by Seller of or failure of Seller to perform any of his covenants, commitments, agreements or obligations under or contained in this Agreement or in any other document executed and delivered in connection with this Agreement.

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     4.2  INDEMNIFICATION BY PURCHASER.  Purchaser shall defend, indemnify and hold Seller and his heirs, successors, assigns, agents and Affiliates, harmless from, against and in respect of any and all Claims, which arise or result from or relate to:

          (a) the breach by Purchaser of or failure of Purchaser to perform any of its covenants, commitments, agreements or obligations under or contained in this Agreement or any other document executed and delivered in connection with this Agreement; or

          (b) any Claim by or on behalf of the Company or its shareholders against Seller or his Affiliates based on any theory of recovery arising from or related to the Transactions hereby.

     The obligations of Purchaser to indemnify Sellers under this Section shall include the obligation to defend any action subject hereto, including the fees of counsel to Sellers, even if separate counsel is required because of conflicts of interest. The obligations of Purchaser under this Section shall survive the closing of this Agreement.

     4.3  NEGLIGENCE OF INDEMNITEE.  THE RIGHTS OF A PARTY TO
INDEMNIFICATION HEREUNDER SHALL NOT BE AFFECTED BY THE NEGLIGENCE
OF ANY OTHER PARTY OR THEIR REPRESENTATIVES.

     4.4 AFFIRMATION OF INDEMNITY AGREEMENT ETC. Purchaser hereby acknowledges that the Indemnity Agreement dated September 22, 1995 executed between Hunt and the Purchaser, as well as Purchaser's bylaws and resolutions (including without limitation the resolutions of the Board of Directors dated August 15, 2001) remain effective in accordance with their respective terms.

                            ARTICLE V
                          MISCELLANEOUS

     5.1 COOPERATION; RELATIONSHIP OF THE PARTIES. Seller hereby agrees to cooperate with Purchaser in all manners reasonably requested by Purchaser to effect the consummation of the Transactions and the intent of the parties as expressed in this Agreement.

     5.2 NATURE OF STATEMENTS; SURVIVAL. All statements of fact contained in any documents delivered by or on behalf of any party pursuant or in connection with the Transactions shall be deemed representations and warranties of such party. Notwithstanding any investigation heretofore or hereafter made by or on behalf of any of the parties to this Agreement, the representations and warranties contained in this Agreement and in any other document executed and delivered in connection with this Agreement shall survive the consummation of the Transactions for a period of 12 months.

     5.3 NOTICES. All notices, requests, consents, directions, and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if sent by third party courier or overnight delivery service, if mailed first-class, postage prepaid, registered or certified mail, or if sent by telecopy, telecommunication or other similar form of communication (with receipt confirmed), as follows:

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     If to Sellers, to:            William O. Hunt
                                   17604 Woods Edge Drive
                                   Dallas, Texas 75287
                                   Facsimile:  (972) 931-4032

     with a copy (which shall
     not constitute notice) to:    Andrews & Kurth, L.L.P.
                                   1717 Main Street, Suite 3700
                                   Dallas, Texas 75201
                                   Attn:  Ronald L. Brown
                                   Facsimile:  (214) 659-4819

     If to Purchaser, to:          Internet America, Inc.
                                   One Dallas Centre
                                   350 N. St. Paul, Suite 3000
                                   Dallas, Texas 75201
                                   Attn: CEO and Legal Department
                                   Facsimile:  (214) 861-2663

     with a copy (which shall
     not  constitute notice) to:    Fulbright  &  Jaworski,L.L.P.
                                    1301 McKinney, Suite 5100
                                    Houston, Texas 77010-3034
                                    Attn:  Robert F. Gray, Jr.
                                    Facsimile:  (713) 651-5246

or to such other address and to the attention of such other person(s) or officer(s) as any party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

     5.4 ASSIGNMENT. No party to this Agreement may sell, transfer, assign, pledge, or hypothecate his or its rights, interests, or obligations under this Agreement without the prior written consent of the other parties hereto.

     5.5 SUCCESSORS. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the parties hereto and their respective successors, heirs and permitted assigns.

     5.6 ENTIRE AGREEMENT; MODIFICATION. This Agreement and the Exhibits and Schedules hereto and the other documents executed and delivered in connection with this Agreement constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings, and arrangements, whether oral, written, or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by the parties hereto.

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     5.7  GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Texas without regard to the conflicts of laws principles thereof. The parties agree that any litigation directly or indirectly relating to this Agreement must be brought before and determined by a court of competent jurisdiction within Dallas County, Texas, and the parties hereby agree to waive any rights to object to, and hereby agree to submit to, the jurisdiction of such courts.

     5.8 WAIVER. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     5.9 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future
Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     5.10 NO THIRD PARTY BENEFICIARIES. Except to the extent a third party is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors, heirs and permitted assigns and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no person or entity shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

     5.11 REMEDIES. In addition to the rights and remedies of the parties specifically provided for herein, each party hereto shall have such other remedies as shall be available under applicable law or in equity for the other party's breach or failure to perform any of his or its representations, warranties, covenants, agreements, or obligations under or contained in this Agreement or in any other document executed and delivered in connection with this Agreement.

     5.12 HEADINGS. The headings of the Articles, Sections, and subsections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

     5.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.
At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

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     5.14 CONFIDENTIALITY.  Each party agrees to maintain the
confidentiality of the terms of this Agreement, except as disclosure thereof may be required by applicable laws or governmental, SRO or stock exchange rules or regulations.

     5.15 TAX TREATMENT. Each party agrees to treat the Transactions hereby as a redemption of the Contractual Rights.


         [The next following page is a signature page.]








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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                              PURCHASER:

                              INTERNET AMERICA, INC.



                              By:  /s/  JACK T. SMITH
                                 -----------------------------
                                    Jack T. Smith, President


                              SELLER:



                                   /s/  WILLIAM O. HUNT
                              --------------------------------
                              William O. Hunt






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